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                                                        EXHIBIT 11

        THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
          Computation of Earnings per Common Share
           (In millions, except per share amounts)


                                                   Twelve Months Ended
                                                       December 31,
                                               ----------------------------
                                                   1999      1998      1997
                                                -------   -------   -------

EARNINGS:
Basic:
Net income as reported                            $ 834     $  89     $ 929
Preferred stock
  dividends, net of taxes                            (8)       (9)      (10)
Premium on preferred shares redeemed                 (4)       (3)       (4)
                                                  -----     -----     -----
    Net income available
      to common shareholders                        822        77       915
                                                  =====     =====     =====
Diluted:
Net income available
  to common shareholders                            822        77       915
Effect of dilutive securities:
   Convertible preferred stock                        6         -         6
   Zero coupon convertible notes                      3         -         3
   Convertible monthly income
    preferred securities                              8         -         8
                                                  -----     -----     -----
    Net income available
      to common shareholders                      $ 839     $  77     $ 932
                                                  =====     =====     =====

COMMON SHARES:
Basic:
Weighted average common shares outstanding          228       235       230
                                                  =====     =====     =====

Diluted:
Weighted average common shares outstanding          228       235       230
Effect of dilutive securities:
   Stock options                                      2         4         4
   Convertible preferred stock                        7         -         8
   Zero coupon convertible notes                      2         -         3
   Convertible monthly income
    preferred securities                              7         -         7
                                                  -----     -----     -----
   Weighted average, as adjusted                    246       239       252
                                                  =====     =====     =====

EARNINGS PER COMMON SHARE:
    Basic                                         $3.61     $0.33     $3.97
    Diluted                                       $3.41     $0.32     $3.69


The assumed conversion of preferred stock, zero coupon notes and monthly income preferred securities were each anti-dilutive to The St. Paul's net income for the year ended Dec. 31, 1998. As a result, the potentially dilutive effect of those securities is not considered in the calculation of EPS amounts.